The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         Subject to Completion, Pricing Supplement dated March 16, 2000

PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-75289
Dated May 6, 1999                                               Dated    , 2000
                                                                 Rule 424(b)(3)

                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                       8% Reset PERQS due April 30, 2002
                          Mandatorily Exchangeable For
                   Shares of Common Stock of EMC CORPORATION

     Reset Performance Equity-linked Redemption Quarterly-pay SecuritiesSM
                               ("Reset PERQSSM")

The Reset PERQS will pay 8% interest per year but do not guarantee any return of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of EMC common stock based on the closing prices of EMC common stock in April of 2001 and at maturity, in each case subject to a cap price.

o    The principal amount and issue price of each Reset PERQS is $    , which is
     one-fifth of the closing price of EMC common stock on the day we offer the Reset PERQS for initial sale to the public.

o    We will pay 8% interest (equivalent to $        per year) on the $
     principal amount of each Reset PERQS. Interest will be paid quarterly, beginning July 30, 2000.

o At maturity you will receive shares of EMC common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-fifth of a share of EMC common stock per Reset PERQS. However, if the price of EMC common stock appreciates above the first year cap price for April 20, 2001 or the second year cap price for April 26, 2002, the exchange ratio will be adjusted downward, and you will receive an amount of EMC common stock per Reset PERQS that is less than one-fifth of a share.

o    The first year cap price is $     , or    % of the closing price of EMC
     common stock on the day we offer the Reset PERQS for initial sale to the public. If on April 20, 2001, the price of EMC common stock is higher than the closing price of EMC common stock on the day we offer the Reset PERQS
     for initial sale to the public, we will raise the cap price to    % of the
     closing price of EMC common stock on April 20, 2001. Otherwise the cap price will remain unchanged in the second year. The maximum you can
     receive at maturity is EMC common stock worth $     per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in EMC common stock.

o EMC Corporation is not involved in this offering of Reset PERQS in any way and will have no financial obligation with respect to the Reset PERQS.

o We will apply to list the Reset PERQS to trade under the proposed symbol "RME" on the American Stock Exchange, Inc.

You should read the more detailed description of the Reset PERQS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of Reset PERQS." "Reset Performance Equity-linked Redemption Quarterly-pay Securities" and "Reset PERQS" are our service marks.

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------

                          PRICE $      PER RESET PERQS

                            -----------------------

                                                      Agent's      Proceeds to
                               Price to Public(1)   Commissions   the Company(1)
                               ------------------   -----------   --------------
Per Reset PERQS......                  $                 $               $
Total................                  $                 $               $
---------
(1)  Plus accrued interest, if any, from the Issue Date

If you purchase at least 100,000 Reset PERQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $     per Reset PERQS (98.625% of the Issue Price). In that case,
the underwriting discounts and commissions will be $      per Reset PERQS.

                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The Reset PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Reset PERQS is linked to the performance of EMC Corporation common stock, which we refer to as EMC Stock. The Reset PERQS also provide fixed quarterly payments at an annual rate of 8% based on the principal amount of each Reset PERQS. Unlike ordinary debt securities, Reset PERQS do not guarantee the return of principal at maturity. Instead the Reset PERQS pay a number of shares of EMC Stock at maturity based on the performance of this stock, either up or down, subject to a maximum value in each year. We may not redeem the Reset PERQS prior to maturity.

Each Reset PERQS                   We, Morgan Stanley Dean Witter & Co., are offering 8% Reset Performance Equity-
costs $                            linked Redemption Quarterly-pay Securities(sm) due April 30, 2002, which we refer to as the Reset PERQS(sm). The principal amount and issue price of each Reset PERQS is
                                   $       , which is one-fifth of the closing price of EMC Stock on the day we offer the Reset PERQS for initial sale to the public.

No guaranteed                      Unlike ordinary debt securities, the Reset PERQS do not guarantee any return of
return of principal                principal at maturity.  Instead the Reset PERQS will pay an amount of EMC Stock based on the market price of EMC Stock, either up or down, on April 20, 2001 and at maturity, in each case subject to a cap price. Investing in Reset PERQS is not equivalent to investing in EMC Stock.

8% interest on the                 We will pay interest on the Reset PERQS, at the rate of 8% the principal amount per year,
principal amount                   quarterly on each January 30, April 30, July 30 and October 30, beginning July 30,
                                   2000. The interest rate we pay on the Reset PERQS is more than the current dividend rate on the EMC Stock. The Reset PERQS will mature on April 30, 2002.

Your appreciation                  The appreciation potential of each Reset PERQS is limited in each year by the cap price.
potential is capped                The cap price through April 20, 2001 is $        , or        % of the closing price of EMC
                                   Stock on the day we offer the Reset PERQS for initial sale to the public ("First Year
                                   Cap Price"). The cap price thereafter until maturity ("Second Year Cap Price") will be the higher of % of the closing price of EMC Stock on April 20, 2001 and the First
                                   Year Cap Price. The maximum you can receive at maturity is EMC Stock worth $ per
                                   Reset PERQS.

Payment at Maturity                At maturity, for each $     principal amount of Reset PERQS you hold, we will give to
                                   you a number of shares of EMC Stock equal to the exchange ratio. The initial exchange ratio is one-fifth of a share of EMC Stock per Reset PERQS and may be adjusted as follows:

                                                                      First Year Adjustment

                                        The exchange ratio will be adjusted downward if the market price of EMC Stock exceeds the First Year Cap Price on April 20, 2001.

                                        The adjusted exchange ratio will be as follows:

                                        New Exchange     Initial Exchange                        First Year Cap Price
                                           Ratio      =       Ratio             x     -------------------------------------------
                                                                                       EMC Stock closing price on April 20, 2001

                                        If the market price of EMC Stock on April 20, 2001 is the same as or less than the
                                        First Year Cap Price, we will not adjust the exchange ratio at that time.


                                                          PS-3



                                                                     Second Year Adjustment

                                        The exchange ratio may be adjusted downward again at maturity, but only if the market price of EMC Stock at maturity exceeds the Second Year Cap Price. The final exchange ratio will then be calculated as follows:

                                        Final Exchange     Existing Exchange                    Second Year Cap Price
                                            Ratio       =        Ratio          x     -------------------------------------------
                                                                                          EMC Stock closing price at maturity

                                        If the market price of EMC Stock at maturity is the same as or less than the Second
                                        Year Cap Price, we will not adjust the Exchange Ratio at maturity.

                                   On the next page, we have provided a table titled "Hypothetical Payouts on the Reset
                                   PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios. You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios. This table does not show every situation that may occur.

                                   You can review the prices of EMC Stock for the last three years in the "Historical
                                   Information" section of this pricing supplement.

                                   During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated or its
                                   successors, which we refer to as MS & Co., acting as calculation agent, will also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of EMC Stock. You should read about these adjustments in the sections called "Description of Reset PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

The Calculation Agent              We have appointed MS & Co. to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and the cap prices and calculate the amount of EMC Stock that you will receive at maturity.

No affiliation with                EMC Corporation is not an affiliate of ours and is not involved with this offering in any
EMC Corporation                    way.  The obligations represented by the Reset PERQS are obligations of Morgan Stanley
                                   Dean Witter & Co. and not of EMC Corporation.

More information on                The Reset PERQS are senior notes issued as part of our C medium-term note program. You can
the Reset PERQS                    find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 6, 1999. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes"
                                   and "--Exchangeable Notes."

                                   For a detailed description of terms of the Reset PERQS including the specific mechanics and timing of the exchange ratio adjustments, you should read the
                                   "Description of Reset PERQS" section in this pricing supplement. You should also read about some of the risks involved in investing in Reset PERQS in the section called
                                   "Risk Factors." The tax and accounting treatment of investments in equity- linked notes such as the Reset PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the
                                   Reset PERQS.

How to reach us                    You may contact your local Morgan Stanley Dean Witter branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (212)
                                   761-4000).

                    HYPOTHETICAL PAYOUTS ON THE RESET PERQS

     For each Reset PERQS, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, any adjustments we would make to the Exchange Ratio and the Second Year Cap Price and the resulting payout at maturity and total return on each Reset PERQS. The following assumptions were made:

     o Initial Price of Reset PERQS:  $25.00
     o Initial EMC Stock Price:       $125.00
     o First Year Cap Price:          136% of the Initial EMC Stock Price
     o Second Year Cap Price:         Greater of (x) 136% of the First Year
                                      Closing Price and (y) First Year Cap Price
     o Interest Rate:                 8% per year
     o Maturity:                      25 months

               Initial Price                 Initial
Illustration     of Reset      Initial EMC   Exchange   First Year     First Year           4/20/01      Second Year
   Number          PERQS       Stock Price    Ratio     Cap Price    Closing Price(1)   Exchange Ratio    Cap Price
------------   -------------   -----------   --------   ----------   ---------------    --------------   -----------
     1            $25.00         $125.00     0.20000      $170.00       $100.00            0.20000         $170.00
     2            $25.00         $125.00     0.20000      $170.00       $100.00            0.20000         $170.00
     3            $25.00         $125.00     0.20000      $170.00       $100.00            0.20000         $170.00
     4            $25.00         $125.00     0.20000      $170.00       $150.00            0.20000         $204.00
     5            $25.00         $125.00     0.20000      $170.00       $150.00            0.20000         $204.00
     6            $25.00         $125.00     0.20000      $170.00       $150.00            0.20000         $204.00
     7            $25.00         $125.00     0.20000      $170.00       $200.00            0.17000         $272.00
     8            $25.00         $125.00     0.20000      $170.00       $200.00            0.17000         $272.00
     9            $25.00         $125.00     0.20000      $170.00       $200.00            0.17000         $272.00
     10           $25.00         $125.00     0.20000      $170.00       $170.00            0.20000         $231.20
                                                             ^                                                ^
                                                            136%                                        Greater of (x)
                                                       of Initial EMC                                 136% of First Year
                                                         Stock Price                                  Closing Price and
                                                                                                     (y) First Year Cap
                                                                                                            Price
                                                                             Reset PERQS
                                     Exchange           Reset PERQS           Payout at
Illustration       EMC Stock          Ratio      Payout at Maturity Based   Maturity plus
   Number      Maturity Price(1)   at Maturity       on EMC Stock Price       8% Coupon
------------   ----------------    -----------   ------------------------    -------------
     1              $75.00            0.20000             $15.00               $19.17
     2             $165.00            0.20000             $33.00               $37.17
     3             $225.00            0.15111             $34.00               $38.17
     4             $110.00            0.20000             $22.00               $26.17
     5             $200.00            0.20000             $40.00               $44.17
     6             $225.00            0.18133             $40.80               $44.97
     7             $110.00            0.17000             $18.70               $22.87
     8             $250.00            0.17000             $42.50               $46.67
     9             $300.00            0.15413             $46.24               $50.41
     10            $231.20            0.20000             $46.24               $50.41
                                                             ^
                                                    Maturity Price times
                                                      Adjusted Exchange
                                                            Ratio

     The above table illustrates an important feature of the Reset PERQS - the payout at maturity is not determined merely by the price of EMC Stock at maturity, but will depend on the timing and magnitude of changes in the EMC Stock price. For example, in both the fourth and seventh illustrations shown above, the EMC Stock Maturity Price is $110.00, but in the seventh illustration the Payout at Maturity is $22.87 compared to $26.17 in the fourth illustration. The difference in the seventh illustration arises because the First Year Closing Price exceeded the First Year Cap Price, resulting in a downward adjustment in the Second Year Exchange Ratio. Similarly, in both the ninth and tenth illustrations, the Payout at Maturity is $50.41, but in the ninth illustration, the EMC Stock Maturity Price had to equal or exceed $272.00 to produce that payout, but in the tenth illustration, an EMC Stock Maturity Price of only $231.20 was required.

---------
(1) The First Year Closing Price and the EMC Stock Maturity Price do not include any dividend payments that may have been paid to holders of EMC Stock.

                                  RISK FACTORS

     The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of EMC Stock, there is no guaranteed return of principal. Investing in Reset PERQS is not equivalent to investing directly in EMC Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not                The Reset PERQS combine features of equity and debt. The terms of the Reset PERQS
Ordinary Senior Notes --           differ from those of ordinary debt securities in that we will not pay you a fixed
No guaranteed return of            amount at maturity. Our payout to you at maturity will be a number of shares of EMC
principal                          Stock based on the market price of EMC Stock on April 20, 2001 and at maturity. If the final market price of EMC Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at April 20, 2001, we will pay you an amount of EMC Stock with a value less than the principal amount of the Reset PERQS.
                                   See "Hypothetical Payouts on the Reset PERQS" above.

Your Appreciation                  The appreciation potential of the Reset PERQS is limited because of the cap prices.
Potential Is Limited               Even though the $   issue price of one Reset PERQS is equal to today's market price of one share of EMC Stock multiplied by the initial exchange ratio, you may receive a lesser fractional amount of EMC Stock per Reset PERQS at maturity if the initial exchange ratio of one-fifth of a share has been adjusted downwards. If the price of
                                   EMC Stock appreciates above both the cap price for April 20, 2001 and the cap price for April 26, 2002, the initial exchange ratio of one-fifth of a share of EMC Stock per Reset PERQS will be reduced twice

                                   The exchange ratio and the final market price of EMC Stock at maturity will be determined on April 26, 2002, which is two trading days prior to maturity of the
                                   Reset PERQS. If the price of EMC Stock is lower on the actual maturity date than it was on April 26, 2002, the value of any EMC Stock you receive will be less. Under no circumstances will you receive an amount of EMC Stock for each Reset PERQS worth more than $ as of such second scheduled trading day prior to maturity.

Secondary Trading                  There may be little or no secondary market for the Reset PERQS.  Although we
May Be Limited                     will apply to list the Reset PERQS on the American Stock Exchange, Inc., which we refer to as the AMEX, we may not meet the requirements for listing.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co.
                                   currently intends to act as a market maker for Reset PERQS but is not required to do so.

Market Price of the Reset          Several factors, many of which are beyond our We expect that generally the market
PERQS Influenced by Many           price of the EMC control, will influence the value of the Reset PERQS.Stock on any
Unpredictable Factors              day will affect the value of the Reset PERQS more than any other single factor.
                                   Because adjustments to the exchange ratio for the Reset PERQS are tied to the closing stock prices on two specific days, however, the Reset PERQS may trade differently from the underlying stock. Other factors that may influence the value of the Reset
                                   PERQS include:

                                   o    the volatility (frequency and magnitude of changes in price) of the EMC Stock

                                   o    the dividend rate on EMC Stock


                                        PS-6


                                   o    economic, financial, political and regulatory or judicial events that affect stock markets generally and which may affect the market price of the EMC Stock

                                   o    interest and yield rates in the market

                                   o    the time remaining to the maturity of the Reset PERQS

                                   o    our creditworthiness

                                   Some or all of these factors will influence the price you will receive if you sell your Reset PERQS prior to maturity. For example, you may have to sell your Reset
                                   PERQS at a substantial discount from the principal amount if the market price of the
                                   EMC Stock is at, below, or not sufficiently above the initial market price.

                                   You cannot predict the future performance of EMC Stock based on its historical performance. The price of EMC Stock may decrease so that you will receive at maturity shares of EMC Stock worth less than the principal amount of the Reset PERQS. We cannot guarantee that the price of EMC Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the Reset PERQS.

No Affiliation with                We are not affiliated with EMC Corporation ("EMC").  Although we do not have
EMC Corporation                    any non-public information about EMC as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with
                                   EMC, including extending loans to, or making equity investments in, EMC or providing advisory services to EMC, including merger and acquisition advisory services.
                                   Moreover, we have no ability to control or predict the actions of EMC, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. EMC is not involved in the offering of the Reset PERQS in any way and has no obligation to consider your interest as an owner of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS. None of the money you pay for the Reset PERQS will go to EMC.

You Have No                        As an owner of Reset PERQS, you will not have voting rights or other rights with
Shareholder Rights                 respect to the EMC rights to receive dividends or other distributions or any Stock.

Limited Antidilution               MS & Co., as calculation agent, will adjust the amount payable at maturity for
Adjustments                        certain events affecting the EMC Stock, such as stock splits and stock dividends, and certain other corporate actions involving EMC, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the EMC Stock. For example, the calculation agent is not required to make any adjustments if EMC or anyone else makes a partial tender or partial exchange offer for the EMC Stock. If an event occurs that does not require the calculation agent to adjust the amount of EMC Stock payable at maturity, the market price of the
                                   Reset PERQS may be materially and adversely affected.


                                   PS-7


Potential Conflicts of Interest    As calculation agent, MS & Co. will calculate the payout to you at maturity of
between You and the                the Reset PERQS.  MS & Co. and other affiliates may also carry out hedging
Calculation Agent                  activities related to Reset PERQS or to other instruments, including trading in
                                   EMC Stock as well as in other instruments related to EMC Stock. MS & Co. and some of our other subsidiaries also trade EMC Stock and other financial instruments related to EMC Stock on a regular basis as part of their general broker dealer and other businesses. Any of these activities could influence MS & Co.'s determination of adjustments made to Reset PERQS and any such trading activity could potentially affect the price of EMC Stock and, accordingly, could affect your payout on the Reset
                                   PERQS.

Tax Treatment                      You should also consider the tax consequences of investing in the Reset PERQS. There is no direct legal authority as to the proper tax treatment of the Reset PERQS, and therefore significant aspects of the tax treatment of the Reset PERQS are uncertain.
                                   We do not plan to request a ruling from the Internal Revenue Service ("IRS")
                                   regarding the tax treatment of the Reset PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section "Description of Reset PERQS--United States Federal Income Taxation" in
                                   this pricing supplement.

                           DESCRIPTION OF RESET PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Reset PERQS" refers to each $ principal amount of our 8% Reset PERQS due April 30, 2002, Mandatorily Exchangeable For Shares of Common Stock of EMC Corporation. In this pricing supplement, the terms "MSDW," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount............................     $25,000,000

Maturity Date...............................     April 30, 2002

Interest Rate...............................     8% per annum (equivalent to $       per annum per Reset PERQS)

Interest Payment Dates......................     Each January 30, April 30, July 30 and October 30, beginning
                                                 July 30, 2000.

Specified Currency..........................     U.S. Dollars

Issue Price.................................     $       per Reset PERQS

Initial EMC Stock Price.....................     $

Original Issue Date (Settlement Date).......                , 2000

CUSIP.......................................     61744Y835

Denominations...............................     $       and integral multiples thereof

First Year Cap Price........................     $        (       % of the Initial EMC Stock Price)

First Year Determination Date...............     April 20, 2001 (or if such date is not a Trading Day on which no
                                                 Market Disruption Event occurs, the immediately succeeding Trading
                                                 Day on which no Market Disruption Event occurs).

First Year Closing Price....................     First Year Closing Price means the product of (i) the Market Price of one share of EMC Stock and (ii) the Exchange Factor, each
                                                 determined as of the First Year Determination Date.

Second Year Cap Price.......................     Second Year Cap Price means the greater of (x)        % of the First
                                                 Year Closing Price and (y) the First Year Cap Price.  See "Exchange
                                                 at Maturity" below.

Maturity Price..............................     Maturity Price means the product of (i) the Market Price of one share of EMC Stock and (ii) the Exchange Factor, each determined as of the second scheduled Trading Day immediately prior to maturity.

Exchange at Maturity........................     At maturity, upon delivery of each Reset PERQS to the Trustee, we
                                                 will apply each $       principal amount of such Reset PERQS as
                                                 payment for a number of shares of EMC Stock at the Exchange Ratio.
                                                 The initial Exchange Ratio, initially set at 0.2, is subject to adjustment on the First Year Determination Date and at maturity in order to cap the value of the EMC Stock to be received upon delivery of the Reset
                                                 PERQS at $       per Reset PERQS (    % of the Issue Price).  Solely
                                                 for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of EMC Stock to be delivered at


                                   PS-9


                                                 maturity will also be adjusted by an Exchange Factor, initially set at
                                                 1.0.  See "Exchange Factor" and "Antidilution Adjustments" below.

                                                 If the First Year Closing Price is less than or equal to the First Year
                                                 Cap Price, no adjustment to the Exchange Ratio will be made at such time. If the First Year Closing Price exceeds the First Year Cap Price, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the First Year Cap Price and the denominator of which will be the First Year Closing Price. In addition, on the First Year Determination Date, the Calculation Agent
                                                 will establish the "Second Year Cap Price" that will be equal to the greater of (x) % of the First Year Closing Price and (y) the First Year
                                                 Cap Price. Notice of the Second Year Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first- class mail to The Depository Trust Company, New York, New York (the
                                                 "Depositary"). If the Maturity Price is less than or equal to the
                                                 Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the then existing Exchange Ratio will be adjusted so that the final
                                                 Exchange Ratio will equal the product of (i) the existing Exchange
                                                 Ratio and (ii) a fraction the numerator of which will be the Second
                                                 Year Cap Price and the denominator of which will be the Maturity Price.
                                                 Please review each example in the table called "Hypothetical Payouts on the Reset PERQS" on PS-5.

                                                 All calculations with respect to the Exchange Ratios for the Reset
                                                 PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g., .876545 would be rounded to
                                                 .87655); all calculations with respect to the Second Year Cap Price will be rounded to the nearest ten-thousandth, with five one-hundred-
                                                 thousandths rounded upwards (e.g., $12.34567 would be rounded to
                                                 $12.3457); and all dollar amounts related to payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m.
                                                 on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of EMC Stock to be delivered with respect to each $
                                                 principal amount of each Reset PERQS and (ii) deliver such shares of
                                                 EMC Stock (and cash in respect of interest and any fractional shares of
                                                 EMC Stock) to the Trustee for delivery to the holders. The Calculation
                                                 Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor.

No Fractional Shares........................     Upon delivery of the Reset PERQS to the Trustee at maturity
                                                 (including as a result of acceleration under the terms of the senior indenture), we will deliver the aggregate number of shares of EMC
                                                 Stock due with respect to all of such Reset PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of EMC Stock in an amount equal to the corresponding fractional
                                                 Market Price of such fraction of a share of EMC Stock as determined


                                    PS-10


                                                 by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset PERQS.

Exchange Factor.............................     The Exchange Factor will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the EMC Stock through and including the second scheduled Trading
                                                 Day immediately prior to maturity.  See "Antidilution Adjustments"
                                                 below.

Market Price................................     If EMC Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market or is included in the OTC Bulletin
                                                 Board Service ("OTC Bulletin Board") operated by the National
                                                 Association of Securities Dealers, Inc. (the "NASD"), the Market
                                                 Price for one share of EMC  Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the
                                                 Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which EMC Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable
                                                 (even if EMC Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or OTC Bulletin Board on
                                                 such day.  If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the
                                                 Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for EMC Stock (or any such other security) obtained from as many dealers in such stock
                                                 (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent.  A "security of the Nasdaq
                                                 National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day.................................     A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange, and the
                                                 Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event..........................     If on any date the product of the Market Price per share of EMC
                                                 Stock and the Exchange Factor is less than $4.00, the maturity date of the Reset PERQS will be deemed to be accelerated to such date, and
                                                 we will apply each $       principal amount of each Reset PERQS as
                                                 payment for a number of shares of EMC Stock at the then current
                                                 Exchange Ratio, as adjusted by the then current Exchange Factor.
                                                 See also "Antidilution Adjustments" below.

Optional Redemption.........................     We will not redeem the Reset PERQS prior to the Maturity Date.


                                    PS-11


Book Entry Note or Certificated Note........     Book Entry

Senior Note or Subordinated Note............     Senior

Trustee.....................................     The Chase Manhattan Bank

Agent for the underwritten offering of
     Reset PERQS............................     MS & Co.

Calculation Agent...........................     MS & Co.

                                                 All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                                 Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See
                                                 "Antidilution Adjustments" and "Market Disruption Event" below. MS &
                                                 Co. is obligated to carry out its duties and functions as Calculation
                                                 Agent in good faith and using its reasonable judgment.

Antidilution Adjustments....................     The Exchange Factor will be adjusted as follows:

                                                       1. If EMC Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of EMC Stock.

                                                       2. If EMC Stock is subject (i) to a stock dividend (issuance of additional shares of EMC Stock) that is given ratably to all holders of shares of EMC Stock or (ii) to a distribution of EMC Stock as a result of the triggering of any provision of the corporate charter of EMC, then once the dividend has become effective and EMC Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new
                                                 Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of EMC
                                                 Stock and (ii) the prior Exchange Factor.

                                                       3. There will be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to EMC Stock other than distributions described in clauses (i) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to EMC Stock will be deemed to be an
                                                 "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for EMC Stock by an amount equal to at least 10% of the Market Price of EMC Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such


                                   PS-12


                                                 as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend
                                                 (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to EMC Stock, the Exchange Factor with respect to EMC Stock will be adjusted on the ex-dividend date with respect to such
                                                 Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary
                                                 Dividend Amount" with respect to an Extraordinary Dividend for EMC
                                                 Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for EMC Stock or (ii)
                                                 in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such
                                                 Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the EMC Stock described in clause (i) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i)
                                                 or clause (v) of paragraph 5, as applicable.

                                                       4. If EMC issues rights or warrants to all holders of EMC Stock to subscribe for or purchase EMC Stock at an exercise price per share less than the Market Price of the EMC Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of EMC Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of EMC Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of EMC Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of EMC Stock which the aggregate offering price of the total number of shares of EMC Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                                       5. If (i) there occurs any reclassification or change of EMC Stock, including, without limitation, as a result of the issuance of any tracking stock by EMC, (ii) EMC or any surviving entity or subsequent surviving entity of EMC (an "EMC Successor") has been subject to a merger, combination or consolidation and is not the surviving entity,
                                                 (iii) any statutory exchange of securities of EMC or


                                   PS-13


                                                 any EMC Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) EMC is liquidated, (v) EMC issues to all of its shareholders equity securities of an issuer other than EMC (other than in a transaction described in clauses (ii), (iii) or (iv) above)
                                                 (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of EMC Stock (any such event in clauses (i) through (vi) a
                                                 "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in
                                                 respect of each $     principal amount of each Reset PERQS, securities,
                                                 cash or any other assets distributed to holders of EMC Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of EMC Stock and, in the case of a Spin-off Event, the share of EMC Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization
                                                 Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the
                                                 Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of EMC Stock and holders will receive in lieu of any EMC
                                                 Stock and as liquidated damages in full satisfaction of MSDW's obligations under the Reset PERQS the product of (i) the Transaction
                                                 Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year
                                                 Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means
                                                 (i) for any cash received in any such Reorganization Event, the amount of cash received per share of EMC Stock, as adjusted by the Exchange
                                                 Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization
                                                 Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of EMC Stock, as adjusted by the Exchange Factor at the time of such
                                                 Reorganization Event and (iii) for any security received in any such
                                                 Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of EMC Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.


                                   PS-14


                                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange
                                                 Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange
                                                 Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                                 No adjustments to the Exchange Factor or method of calculating the
                                                 Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the EMC Stock, including, without limitation, a partial tender or exchange offer for the EMC Stock.

                                                 Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Reset PERQS, determined as of the second scheduled
                                                 Trading Day prior to maturity, will not under any circumstances exceed
                                                 an amount of EMC Stock having a market value of $      as of such second
                                                 scheduled Trading Day.

                                                 The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                                 The Calculation Agent will provide information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event.....................     "Market Disruption Event" means, with respect to EMC Stock:

                                                   (i) a suspension, absence or material limitation of trading of EMC
                                                   Stock on the primary market for EMC Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for
                                                   EMC Stock as a result of which the reported trading prices for EMC
                                                   Stock during the last one-half hour preceding the closing of the principal trading session in such market are materially inaccurate;
                                                   or the suspension, absence


                                   PS-15


                                                   or material limitation on the primary market for trading in options contracts related to EMC Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation
                                                   Agent in its sole discretion; and

                                                   (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Reset
                                                   PERQS.

                                                 For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event,
                                                 (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other
                                                 self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on EMC Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to EMC Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to EMC Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default..............     In case an event of default with respect to the Reset PERQS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Reset PERQS shall be
                                                 determined by the Calculation Agent and shall be equal to the product of (i) the Market Price of EMC Stock as of the date of such acceleration and (ii) the then current Exchange Ratio adjusted as if such date were the second scheduled Trading Day prior to maturity and, if such date occurs prior to the First Year Determination Date, the First Year Determination Date.

EMC Stock; Public Information...............     EMC Corporation and its subsidiaries ("EMC") design, manufacture, market and support a wide range of hardware, software and service products for the enterprise storage market.  EMC Stock is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange
                                                 Commission (the "Commission").  Information provided to or filed with the Commission can be inspected and copied at the public


                                    PS-16


                                                 reference facilities maintained by the Commission at Room 1024, 450
                                                 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices
                                                 located at Suite 1400, Citicorp Center, 500 West Madison Street,
                                                 Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor,
                                                 New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street,
                                                 N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by EMC pursuant to the Exchange Act can be located by reference to Commission file number 1-9853. In addition, information regarding EMC may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                                 This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to EMC Stock or other securities of EMC. We have derived all disclosures contained in this pricing supplement regarding
                                                 EMC from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to EMC in connection with the offering of the Reset PERQS. Neither we nor the
                                                 Agent makes any representation that such publicly available documents or any other publicly available information regarding EMC is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of EMC Stock (and therefore the Initial EMC Stock Price, the
                                                 First Year Cap Price, the Second Year Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning EMC could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset PERQS.

                                                 Neither we nor any of our affiliates makes any representation to you as to the performance of EMC Stock.

                                                 We and/or our subsidiaries may presently or from time to time engage in business with EMC, including extending loans to, or making equity investments in, EMC or providing advisory services to EMC, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to EMC and, in addition, one or more of our affiliates may publish research reports with respect to EMC. The statement in the preceding sentence is not intended to affect the right of holders of the Reset PERQS under the securities laws. As a prospective purchaser of a Reset PERQS, you should undertake an independent investigation of
                                                 EMC as in your judgment is appropriate


                                   PS-17


                                                 to make an informed decision with respect to an investment in EMC
                                                 Stock.

Historical Information......................     The following table sets forth the high and low Market Price during
                                                 1997, 1998, 1999 and 2000 through March 15, 2000.  The Market
                                                 Price on March 15, 2000 was $115 1/4.  We obtained the Market
                                                 Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate.  You should not take the historical prices of EMC Stock as an indication of future
                                                 performance. The price of EMC Stock may decrease so that you will receive at maturity shares of EMC Stock worth less than the principal amount of the Reset PERQS.  We cannot give you any assurance that the price of EMC Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset
                                                 PERQS.  Because your return is linked to the Market Price of EMC
                                                 Stock on April 20, 2001 and April 26, 2002, there is no guaranteed return of principal. To the extent that the Maturity Price of EMC
                                                 Stock is less than the Initial EMC Stock Price or not sufficiently above the Initial EMC Stock Price to compensate for a downward adjustment of the Exchange Ratio, if any, at April 20, 2001 and the
                                                 shortfall is not offset by the coupon paid on the Reset PERQS, you will lose money on your investment.

                                                                 EMC              High          Low
                                                                 ---              ----          ---
                                                 (CUSIP 268648102)
                                                 1997
                                                 First Quarter..................  9 13/16      8 1/32
                                                 Second Quarter................. 10 5/32       8 1/8
                                                 Third Quarter.................. 15 7/16       9 51/64
                                                 Fourth Quarter................. 16 1/4       11 13/16
                                                 1998
                                                 First Quarter.................. 19 13/32     12 19/32
                                                 Second Quarter................. 23 1/2       17 31/32
                                                 Third Quarter.................. 30 15/16     22 7/32
                                                 Fourth Quarter................. 42 1/2       22 19/32
                                                 1999
                                                 First Quarter.................. 64 15/16     43 1/2
                                                 Second Quarter................. 67 15/32     47 3/4
                                                 Third Quarter.................. 74 5/8       53 5/8
                                                 Fourth Quarter.................109 1/4       63
                                                 2000
                                                 First Quarter
                                                   (through March 15, 2000).....132           99 5/8

                                                 Historical prices have been adjusted for two 2 for 1 stock splits of
                                                 EMC stock, which became effective in the fourth quarter of 1997 and the second quarter of 1999, respectively.

                                                 EMC has not paid cash dividends on EMC Stock to date. We make no representation as to the amount of dividends, if any, that EMC will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on
                                                 EMC Stock.

Use of Proceeds and Hedging.................     The net proceeds we receive from the sale of the Reset PERQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our


                                    PS-18


                                                 obligations under the Reset PERQS.  See also "Use of Proceeds" in the accompanying prospectus.

                                                 On or prior to the date of this pricing supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Reset PERQS by taking positions in EMC Stock, in options contracts on EMC Stock listed on major securities markets or positions in any other instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Reset
                                                 PERQS. Purchase activity could potentially increase the price of EMC
                                                 Stock, and therefore effectively increase the level to which EMC Stock must rise before you would receive at maturity an amount of EMC Stock worth as much as or more than the principal amount of the Reset PERQS.
                                                 Although we have no reason to believe that our hedging activity will have a material impact on the price of EMC Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First
                                                 Year Determination Date, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with such hedging.

Supplemental Information Concerning
Plan of Distribution........................     In order to facilitate the offering of the Reset PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or the EMC Stock.  Specifically, the Agent
                                                 may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account.  In addition, to cover allotments or to stabilize the price of the Reset PERQS, the
                                                 Agent may bid for, and purchase, the Reset PERQS or the EMC
                                                 Stock in the open market.  See "Use of Proceeds and Hedging" above.

                                                 The Agent proposes initially to offer the Reset PERQS directly to the public at the public offering price set forth on the cover page hereof plus accrued interest, if any, from the Original Issue Date; provided
                                                 that the price will be $    per Reset PERQS and the underwriting discounts
                                                 and commissions will be $     per Reset PERQS for purchasers of greater
                                                 than or equal to 100,000 Reset PERQS in any single transaction, subject to the holding period requirements described below.

                                                 Delivery of approximately 98.625% of the Reset PERQS to a purchaser of
                                                 100,000 or more Reset PERQS at the reduced price (the "Delivered Reset
                                                 PERQS") will be made on the date of delivery of the Reset PERQS referred to on the cover of this pricing supplement. The balance of approximately 1.375% of the Reset PERQS (the "Escrowed Reset PERQS")
                                                 purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Reset PERQS have held all of the Delivered Reset PERQS for 45 calendar days following the date of the pricing supplement or any shorter period


                                    PS-19


                                                 deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Reset PERQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed Reset PERQS will be forfeited by the investor and not delivered to it. The Escrowed Reset PERQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per Reset PERQS for such investors to 100% of the principal amount of the Reset PERQS.
                                                 Should investors who are subject to the holding period requirement sell their Reset PERQS once the holding period is no longer applicable, the market price of the Reset PERQS may be adversely affected. See also
                                                 "Plan of Distribution" in the accompanying prospectus supplement.

ERISA Matters for Pension Plans
and Insurance Companies.....................     We and certain of our subsidiaries and affiliates, including MS & Co.
                                                 and Dean Witter Reynolds Inc. ("DWR"), may each be considered a
                                                 "party in interest" within the meaning of the Employee Retirement
                                                 Income Security Act of 1974, as amended ("ERISA"), or a
                                                 "disqualified person" within the meaning of the Internal Revenue
                                                 Code of 1986, as amended (the "Code") with respect to many employee benefit plans.  Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Reset PERQS are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the prohibited transaction rules.

                                                 The acquisition of the Reset PERQS may be eligible for one of the exemptions noted below if such acquisition:

                                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited
                                                 Transaction Class Exemption ("PTCE") 91-38 issued by the Department of
                                                 Labor ("DOL");

                                                 (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of
                                                 PTCE 90-1 issued by the DOL;

                                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of
                                                 PTCE 84-14 issued by the DOL;

                                                 (d) is made solely with assets of a governmental plan (as defined in
                                                 Section 3(32) of ERISA) which is not subject to the provisions of
                                                 Section 401 of the Code;

                                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE
                                                 95-60 issued by the DOL; or

                                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.


                                    PS-20


                                                 Under ERISA the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of owning the Reset PERQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Reset PERQS should consider the possible implications of owning the EMC Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Reset PERQS should consult with its legal counsel prior to such investment.

United States Federal Income Taxation.......     The following summary is based on the advice of Davis Polk &
                                                 Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the Reset PERQS purchasing the
                                                 Reset PERQS at the Issue Price, who will hold the Reset PERQS as capital assets within the meaning of Section 1221 of the Code.  This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury
                                                 Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.
                                                 This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a Reset PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).  As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                                 General

                                                 Pursuant to the terms of the Reset PERQS, we and every holder of a
                                                 Reset PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Reset PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the "Forward Contract")
                                                 that requires the holder of the Reset PERQS to purchase, and us to sell, for an amount equal to $ (the "Forward Price"), the EMC Stock at maturity (or, alternatively, upon an earlier redemption of the Reset
                                                 PERQS), and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase the EMC
                                                 Stock (the "Deposit"), which Deposit bears an annual yield of % per annum, which yield is based on our cost of borrowing. Under this characterization, it is possible that less than the full quarterly payments on the Reset PERQS will be attributable to the yield on the
                                                 Deposit. If this is the case, the excess of the quarterly payments on the Reset PERQS over the portion of those payments attributable to the yield on the Deposit would represent payments attributable to the holders' entry into the Forward


                                   PS-21


                                                 Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, we will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the Reset PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S.
                                                 federal income tax purposes, and no ruling is being requested from the
                                                 IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS,
                                                 Tax Counsel is unable to render an opinion as to the proper U.S.
                                                 federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Reset PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
                                                 Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                                 U.S. HOLDERS

                                                 As used herein, the term "U.S. Holder" means an owner of a Reset PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to
                                                 United States federal income taxation regardless of its source.

                                                 Tax Treatment of the Reset PERQS

                                                 Assuming the characterization of the Reset PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                                 Quarterly Payments and Original Issue Discount on the Reset PERQS. If
                                                 the Forward Price exceeds the Issue Price by at least 0.25% of the
                                                 Forward Price multiplied by the number of complete years to maturity, the Deposit will be subject to the "original issue discount" rules, and a U.S. Holder will include "qualified stated interest" equal to the stated interest on the Reset PERQS in income in accordance with the
                                                 U.S. Holder's method of accounting for federal income tax purposes.
                                                 Additionally, each U.S. Holder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include original issue discount ("OID") on the Deposit (in an aggregate amount equal to the Forward


                                  PS-22




                                                 Price less the Issue Price) in income as it accrues, in accordance with a constant yield method based on a compounding of interest. Under these circumstances, the amount of income recognized by a U.S. Holder will generally be more than the stated interest paid to the U.S. Holder and will increase during the term of the Reset PERQS.

                                                 If the Forward Price of the Reset PERQS exceeds the Issue Price by less than 0.25% of the Forward Price multiplied by the number of complete years to maturity, such excess will be treated as de minimis OID, and will be taxable to the holder at maturity as capital gain (unless the holder elects to accrue such de minimis OID on a current basis).
                                                 Quarterly payments on the Reset PERQS will generally be taxable to a
                                                 U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                                 However, if the Forward Price does not exceed the Issue Price, then to the extent attributable to the yield on the Deposit, quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the
                                                 U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of
                                                 Contract Fees is uncertain, we intend to take the position that any
                                                 Contract Fees with respect to the Reset PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the
                                                 U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                                 Tax Basis. Based on our determination set forth above, the U.S.
                                                 Holder's tax basis in the Forward Contract will be zero, and the U.S.
                                                 Holder's tax basis in the Deposit will be 100% of the Issue Price. The
                                                 U.S. Holder's tax basis in the Deposit will be subsequently increased by any OID accrued with respect thereto.

                                                 Settlement of the Forward Contract. Upon the maturity of the Forward
                                                 Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of EMC
                                                 Stock, and a U.S. Holder would not recognize any gain or loss with respect to any EMC Stock received thereon. However, as stated above, any de minimis OID on the Deposit that the holder has not previously included in income will be taxable to the holder at the maturity of the
                                                 Deposit and the concurrent settlement of the Forward Contract. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.
                                                 With respect to any EMC Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in such EMC Stock equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and EMC Stock should be based on the amount of the cash received and the relative fair market value, as of the


                                   PS-23


                                                 maturity, of the EMC Stock. The U.S. Holder's holding period of any EMC
                                                 Stock received would start on the day after the maturity of the Reset
                                                 PERQS.

                                                 U.S. Holders should note that while any accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Forward
                                                 Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a
                                                 U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a Reset PERQS.

                                                 Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a Reset
                                                 PERQS prior to the maturity of the Reset PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S.
                                                 Holder's tax basis in the Reset PERQS would generally equal the U.S.
                                                 Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Deposit, which would be taxed as described under "--Quarterly
                                                 Payments and Original Issue Discount on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract
                                                 Fees upon the sale or exchange of a Reset PERQS.

                                                 Possible Alternative Tax Treatments of an Investment in the
                                                 Reset PERQS

                                                 Due to the absence of authorities that directly address the proper characterization of the Reset PERQS, no assurance can be given that the
                                                 IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset
                                                 PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                                 If the IRS were successful in asserting that the Contingent Payment
                                                 Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a
                                                 U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue
                                                 Price. In addition, a U.S. Holder would recognize income upon maturity of the Reset PERQS to the extent that the value of EMC Stock and cash
                                                 (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.


                                   PS-24


                                                 Even if the Contingent Payment Regulations do not apply to the Reset
                                                 PERQS, other alternative federal income tax characterizations or treatments of the Reset PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset
                                                 PERQS could be treated as constituting a prepaid forward contract.
                                                 Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                                 Constructive Ownership

                                                 Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although Section
                                                 1260 will not apply to the Reset PERQS, Section 1260 authorizes the
                                                 Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" rule. There is no assurance that the Treasury Department will not promulgate regulations to apply the rule to the Reset PERQS.
                                                 If Section 1260 were to apply to the Reset PERQS, the effect on a U.S.
                                                 Holder would be to treat all or a portion of the long term capital gain
                                                 (if any) recognized by such U.S. Holder on sale or maturity of a Reset
                                                 PERQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the Reset PERQS and disposed of the underlying stock upon disposition (including retirement) of the Reset
                                                 PERQS. In addition, Section 1260 would impose an interest charge on the gain that was recharacterized on the sale or maturity of the Reset
                                                 PERQS.

                                                 Backup Withholding and Information Reporting

                                                 A U.S. Holder of a Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                        MORGAN STANLEY DEAN WITTER & CO.



                                                                     CLF #80812